          EXHIBIT 21

SUBSIDIARIES

 The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2004.  The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York	New York
Wm. R. Hubbell Steel Corporation	Illinois
Carolina Commercial Heat Treating, Inc.	Nevada
Southeastern Metals Manufacturing Company, Inc.	Florida
United Steel Products Company	Minnesota
Harbor Metal Treating Co.	Michigan
Harbor Metal Treating of Indiana, Inc.	Michigan
K & W Metal Fabricators, Inc.	Colorado
Hi-Temp Heat Treating, Inc.	Delaware
Brazing Concepts Company	Michigan
Milcor, Inc.	Delaware
Portals Plus, Incorporated	Illinois
Pennsylvania Industrial Heat Treaters, Inc.	Pennsylvania
GSC Flight Services Corp.	New York
GIT Limited	New York
Gibraltar International, Inc.	Delaware
B & W Heat Treating Corp.	Nova Scotia, Canada
Solar of Michigan, Inc.	Delaware
Construction Metals, Inc.	California
Air Vent Inc.	Delaware
GSCNY Corp.	Delaware
B&W of Michigan, Inc.	Delaware
B& W Leasing LLC	Delaware
SCM Metal Products, Inc.	Delaware
Renown Specialties Company, Ltd.	Ontario, Canada
Gibraltar Strip Steel, Inc.	Delaware
Cleveland Pickling, Inc.	Delaware
Solar Group, Inc.	Delaware
Appleton Supply Co., Inc.	Delaware